Exhibit 99.1

Citizens Financial Group, Inc., Reports Fourth Quarter Net Income of $197 Million, or $0.36 Diluted EPS

2014 Net Income of $865 Million, or $1.55 Diluted EPS

Fourth quarter 2014 Adjusted net income, excluding net restructuring charges and special items,

of $217 million, or $0.39 diluted EPS*

Full-year 2014 Adjusted net income* of $790 million, up 18% from 2013

Fourth quarter diluted EPS up 33% from fourth quarter 2013, and up 30% on an Adjusted basis*

Adjusted ROTCE* of 6.8% in the fourth quarter 2014 compared with 5.2% in the fourth quarter 2013

PROVIDENCE, RI (January 26, 2015) Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today reports fourth quarter net income of $197 million, or $0.36 per diluted common share, compared with $189 million, or $0.34 per diluted common share, for the third quarter 2014, and $152 million, or $0.27 per diluted common share, for the fourth quarter 2013. Fourth quarter 2014 results were reduced by $0.03 per diluted common share related to net restructuring charges and special items, versus $0.02 in the third quarter 2014 as detailed in the Discussion of Results portion of this release. Fourth quarter Adjusted diluted EPS* of $0.39 compares with $0.36 in the third quarter 2014, and $0.30 in the fourth quarter 2013.

2014 net income of $865 million, or $1.55 per diluted common share, increased from a loss of $3.4 billion, or ($6.12) per diluted common share in 2013, which included a $4.1 billion after-tax goodwill impairment charge. 2014 Adjusted net income* of $790 million, or $1.42 per diluted share, increased 18% from the prior year. 2014 Adjusted total revenue* of $4.7 billion was in line with 2013.

Citizens also announced that its board of directors declared a quarterly cash dividend of $0.10 per common share. The dividend is payable on February 19, 2015 to shareholders of record at the close of business on February 5, 2015.

“2014 was a pivotal year for Citizens as we took decisive steps to enhance our business model, grow our balance sheet and improve our financial performance,” said Bruce Van Saun, Chairman and Chief Executive Officer. “I am proud of all we’ve accomplished in a very short period of time. Following our successful initial public offering in the third quarter, we are laser-focused on the execution of our plan to drive continued improvement in profitability and deliver the best possible banking experience for our customers. Our ability to robustly grow loans and deposits in 2014 reflects the strength of our offerings and customer relationships, and our improving efficiency ratio shows that we are pursuing growth opportunities while maintaining good expense discipline.”

Return on Average Tangible Common Equity* (“ROTCE”) was 6.12% in the fourth quarter 2014 compared to 5.81% in the third quarter 2014 and 4.71% in the fourth quarter 2013. Adjusted ROTCE* for the fourth quarter 2014 was 6.76% compared to 6.22% for the third quarter 2014 and 5.24% in the fourth quarter 2013, driven by improvement in underlying pre-provision profit and the benefit of the continued re-alignment of our capital structure which lowered average tangible common equity.

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this release for an explanation of our use of non-GAAP financial measures and their reconciliation to GAAP. All references to “Adjusted” results exclude restructuring charges and special items.

Citizens Financial Group, Inc.

Key Highlights

Fourth Quarter 2014 vs. Third Quarter 2014

•	Fourth quarter highlights include 3% average loan growth, continued overall strong credit quality and good expense discipline.

Results

•	Total revenue of $1.2 billion, up 2%.

•	Net interest income of $840 million increased by $20 million, reflecting an increase in average interest-earning assets and improved yields as the net interest margin improved three basis points to 2.80%.

•	Noninterest income of $339 million was up $5 million excluding the impact of a change in mortgage servicing-rights valuation.

•	Adjusted noninterest expense* of $791 million remained broadly flat.

•	Adjusted efficiency ratio* of 67% improved 91 basis points.

•	Pre-provision profit of $355 million; adjusted pre-provision profit* of $388 million increased by $16 million, driven by higher net interest income.

•	Provision for credit losses of $72 million decreased $5 million, reflecting continued disciplined underwriting and overall improvement in credit quality.

Balance Sheet

•	Average loans and leases increased $2.4 billion, or 3%, on strength in both retail and commercial loans.

•	Average deposits increased $3.1 billion, or 3%, driven by strength across all product categories.

•	Nonperforming loans and leases to total loans and leases remained relatively stable at 1.18%. Allowance coverage of NPLs was stable at 109% in fourth quarter 2014 relative to 111% in the third quarter 2014.

•	Capital strength remained robust with a Tier 1 common equity ratio of 12.4%.

•	Successfully issued $1.5 billion of senior notes during the quarter, further diversifying our funding base and enhancing contingent liquidity.

Citizens Financial Group, Inc.

Full Year 2014 vs. Full Year 2013

•	Adjusted total revenue* of $4.7 billion remained consistent with 2013 levels despite a $116 million reduction in securities gains.

•	Adjusted noninterest expense* of $3.2 billion remained broadly flat.

•	Adjusted net income* of $790 million increased by $119 million, or 18%.

•	Adjusted ROTCE* of 6.13% was up 105 basis points.

•	Total assets increased 9% compared to year end 2013, driven by loan growth of 9%.

•	Achieved well against major annual initiatives:

–	Completed largest traditional bank IPO in U.S. history; operationally separated from The Royal Bank of Scotland Group plc and delivered public-company readiness.

–	Sold Chicago-area branch network for a 6% deposit premium.

–	Executed $1.0 billion of capital conversion transactions.

Update on Plan Execution

•	Continued execution on initiatives intended to drive growth and enhance efficiency:

–	Progress in recruiting mortgage loan officers: 412 at year end, up 62 net for 2014 with 41 net in the fourth quarter as attrition has slowed.

–	Period-end loan growth of $7.6 billion broadly on target with $3.8 billion in commercial, $3.3 billion in auto, and a net $0.5 billion across other portfolios.

–	Expense initiatives delivering against milestones with 28% of targeted efficiency initiative savings in 2014; remain on track to reach our savings target of $200 million by 2016.

	Quarterly trends							Full year
Earnings highlights				4Q14 change from						2014 Change
($s in millions, except per share data)	4Q14	3Q14	4Q13	3Q14		4Q13		2014	2013	from 2013
Net interest income	$840	$820	$779	$20		$61		$3,301	$3,058	$243
Noninterest income	339	341	379	(2)		(40)		1,678	1,632	46
Total revenue	1,179	1,161	1,158	18		21		4,979	4,690	289
Noninterest expense	824	810	818	14		6		3,392	7,679	(4,287)
Profit (loss) before provision for credit losses	355	351	340	4		15		1,587	(2,989)	4,576
Provision for credit losses	72	77	132	(5)		(60)		319	479	(160)
Net income (loss)	$197	$189	$152	$8		$45		$865	$(3,426)	$4,291
After-tax restructuring charges and special items	(20)	(13)	(17)	(7)		(3)		75	(4,097)	4,172

Net income, excluding restructuring charges and special items*	$217	$202	$169	$15		$48		$790	$671	$119

Average common shares outstanding
Basic (in millions)	546.8	560.0	560.0	(13)		(13)		556.7	560.0	(3)
Diluted (in millions)	550.7	560.2	560.0	(10)		(9)		557.7	560.0	(2)
Diluted earnings per share	$0.36	$0.34	$0.27	$0.02		$0.09		$1.55	$(6.12)	$7.67
Diluted earnings per share, excluding restructuring charges and special items*	$0.39	$0.36	$0.30	$0.03		$0.09		$1.42	$1.20	$0.22

Financial ratios
Net interest margin	2.80%	2.77%	2.83%	3	bps	(3	) bps	2.83%	2.85%	(2	) bps
Noninterest income as a % of total revenue	28.8	29.4	32.7	(62	) bps	(398	) bps	33.7	34.8	(110	) bps
Effective income tax rate	30.6	30.8	26.9	(25	) bps	369	bps	31.8	1.2	3,059	bps
Efficiency ratio*	70	70	71	4	bps	(74	) bps	68	164	(9,561	) bps
Efficiency ratio, excluding restructuring charges and special items*	67	68	68	(91	) bps	(124	) bps	69	69	9	bps
Return on average tangible common equity*	6.12	5.81	4.71	31	bps	141	bps	6.71	(25.91)	3,262	bps
Return on average tangible common equity excluding restructuring charges and special items*	6.76	6.22	5.24	54	bps	152	bps	6.13	5.08	105	bps
Return on average common equity	4.06	3.87	3.12	19	bps	94	bps	4.46	(15.69)	2,015	bps
Return on average total assets	0.60	0.58	0.50	2	bps	10	bps	0.68	(2.83)	351	bps
Return on average total tangible assets*	0.63%	0.61%	0.53%	2	bps	10	bps	0.71%	(3.05)%	376	bps

Capital adequacy(1),(2)
Tier 1 common equity ratio	12.4%	12.9%	13.5%					12.4%	13.5%
Total capital ratio	15.8	16.1	16.1					15.8	16.1
Leverage ratio	10.6%	10.9%	11.6%					10.6%	11.6%

Asset quality(2)
Total nonperforming loans and leases as a % of total loans and leases	1.18%	1.19%	1.65%	(1	) bps	(47	) bps	1.18%	1.65%	(47	) bps
Allowance for loan and lease losses as a % of loans and leases	1.28	1.32	1.42	(4	) bps	(14	) bps	1.28	1.42	(14	) bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	108.51%	111.30%	86.17%	(279	) bps	2,234	bps	108.51%	86.17%	2,234	bps
Net charge-offs as a % of average loans and leases	0.35	0.38	0.53	(3	) bps	(18	) bps	0.36	0.59	(23	) bps

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this release for an explanation of our use of non-GAAP financial measures and reconciliation of those non-GAAP financial measures to GAAP. All references to Adjusted results exclude restructuring charges and special items.
[1]	Current reporting period regulatory capital ratios are preliminary.
[2]	Capital adequacy and asset quality ratios calculated on a period-end basis, except net charge-offs.

Citizens Financial Group, Inc.

Discussion of Results:

Fourth quarter 2014 results were reduced by a net $20 million after-tax, or $0.03 per diluted share, of restructuring charges and special items, largely related to efforts to improve processes and enhance efficiencies, as well as rebranding and separation from The Royal Bank of Scotland Group plc (“RBS”). Third quarter 2014 results were reduced by a net $13 million after-tax, or $0.02 per share, of restructuring charges and special items. Fourth quarter 2013 results were reduced by a net $17 million after-tax, or $0.03 per share, of restructuring charges and special items.

Full-year 2014 net income benefited from a net $75 million, or $0.13 per diluted share, of after-tax restructuring charges and special items, compared with 2013 net income which was reduced by a net $4.1 billion, or $7.32 per diluted share, of after-tax restructuring charges and special items.

In addition to the restructuring charges and special items associated with the Chicago Divestiture that have been excluded from 2014 Adjusted Results*, the second quarter 2014 Chicago Divestiture also reduced fourth quarter 2014 results, as compared to the fourth quarter of 2013, by the following estimated amounts: $13 million in net interest income, $12 million in noninterest income and $21 million in noninterest expense. The full-year 2014 effect of the Chicago Divestiture as compared to 2013, reduced results by the following estimated amounts: $26 million in net interest income, $24 million in noninterest income and $42 million in noninterest expense.

Fourth quarter 2014 net income of $197 million increased $8 million, or 4%, from the third quarter 2014, and increased $45 million, or 30%, from the fourth quarter 2013. Full-year 2014 net income of $865 million increased from a loss of $3.4 billion in 2013, which included a $4.1 billion goodwill impairment charge. Results included the following restructuring charges and special items which largely related to our Chicago Divestiture and our separation from RBS, as well as efforts to improve processes and enhance efficiency.

	as of and for the three months ended				as of and for the twelve months ended
Restructuring charges and special items	December 31, 2014		September 30, 2014		December 31, 2014		December 31, 2013
($s in millions, except per share data)	pre-tax	after-tax	pre-tax	after-tax	pre-tax	after-tax	pre-tax	after-tax
Noninterest income special items:
Other income
Net Gain on Chicago Divestiture	$—	$—	$—	$—	$288	$180	$—	$—

Total noninterest income special items	$—	$—	$—	$—	$288	$180	$—	$—

Noninterest expense restructuring charges and special items:

Salaries and employee benefits
Chicago Divestiture	$—	$—	$—	$—	$3	$2	$—	$—
Efficiency initiatives	(1)	—	—	—	39	24	5	3
Separation/IPO related	1	—	—	—	1	1	—	—
Other	1	—	—	—	1	—	—	—

Non-compensation expense
Chicago Divestiture	—	—	—	—	14	9	—	—
Efficiency initiatives	11	8	1	—	58	37	—	—
Separation/IPO related	7	3	5	3	19	10	—	—
Other	14	9	15	10	34	22	21	14

Goodwill impairment	—	—	—	—	—	—	4,435	4,080

Total noninterest expense restructuring charges and special items	$33	$20	$21	$13	$169	$105	$4,461	$4,097

Net restructuring charges and special items	$(33)	$(20)	$(21)	$(13)	$119	$75	$(4,461)	$(4,097)
Diluted EPS impact		$(0.03)		$(0.02)		$0.13		$(7.32)

Citizens Financial Group, Inc.

	Quarterly trends					Full year
Adjusted results*				4Q14 change from				2014 Change
($s in millions)	4Q14	3Q14	4Q13	3Q14	4Q13	2014	2013	from 2013
Net interest income	$840	$820	$779	$20	$61	$3,301	$3,058	$243
Adjusted noninterest income *	339	341	379	(2)	(40)	1,390	1,632	(242)

Adjusted total revenue*	1,179	1,161	1,158	18	21	4,691	4,690	1
Adjusted noninterest expense *	791	789	792	2	(1)	3,223	3,218	5

Adjusted pre-provision profit*	388	372	366	16	22	1,468	1,472	(4)
Provision for credit losses	72	77	132	(5)	(60)	319	479	(160)

Adjusted pretax income*	316	295	234	21	82	1,149	993	156
Adjusted income tax expense *	99	93	65	6	34	359	322	37

Adjusted net income*	$217	$202	$169	$15	$48	$790	$671	$119

Adjusted net income* of $217 million in the fourth quarter 2014 increased $15 million, or 7%, from the third quarter 2014 driven by an $18 million increase in total revenue and a $5 million decrease in provision for credit losses. Adjusted pre-provision profit* increased $16 million from the third quarter 2014 driven by higher net interest income, reflecting an increase in average interest-earning assets.

Fourth quarter 2014 Adjusted net income* increased $48 million, or 28%, from $169 million in the fourth quarter 2013, driven by a $60 million decrease in provision expense related to continued improvement in credit quality. Adjusted pre-provision profit* increased $22 million from the fourth quarter 2013 as growth in net interest income and capital markets fees was largely offset by lower securities gains, other income, and service charges and fees.

Net interest income				4Q14 change from
($s in millions)	4Q14	3Q14	4Q13	3Q14			4Q13
				$		%	$		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$779	$756	$745	$23		3%	$34		5%
Investment securities	161	155	129	6		4	32		25
Interest-bearing deposits in banks	1	2	2	(1)		(50)	(1)		(50)

Total interest income	$941	$913	$876	$28		3%	$65		7%

Interest expense:
Deposits	$48	$41	$40	$7		17%	$8		20%
Federal funds purchased and securities sold under agreement to repurchase	7	9	42	(2)		(22)	(35)		(83)
Other short-term borrowed funds	19	21	1	(2)		(10)	18		1,800
Long-term borrowed funds	27	22	14	5		23	13		93

Total interest expense	$101	$93	$97	$8		9%	$4		4%

Net interest income	$840	$820	$779	$20		2%	$61		8%

Net interest margin	2.80%	2.77%	2.83%	3	bps		(3	) bps

Net interest income of $840 million in the fourth quarter 2014 increased $20 million, or 2%, compared with the third quarter 2014, driven largely by a $2.4 billion increase in average loans and leases, higher investment portfolio income, and a reduction in pay-fixed swap costs, partially offset by higher subordinated debt borrowing costs and deposit costs.

Fourth quarter net interest income increased $61 million, or 8%, from the fourth quarter 2013, as the benefit of growth in average interest-earning assets, a reduction in pay-fixed swap costs and improved securities yields was partially offset by continued pressure from the relatively persistent low-rate environment on loan yields and mix, higher borrowing costs related to subordinated debt issuances, and the estimated $13 million effect of the Chicago Divestiture.

Net interest margin increased three basis points to 2.80% in the fourth quarter 2014, from 2.77% in the third quarter 2014, largely as the benefit of higher securities portfolio income and loan growth was partially offset by the impact of higher borrowing costs related to the issuance of subordinated debt, increased deposit costs, and a shift in loan mix toward variable-rate products and auto loans.

Citizens Financial Group, Inc.

Compared to the fourth quarter 2013, net interest margin decreased three basis points as the benefit of a reduction in pay-fixed swap costs was more than offset by a reduction in loan spreads, reflecting the impact of the relatively persistent low-rate environment on loan yields, and higher borrowing costs related to the issuance of subordinated debt and senior notes.

Noninterest Income				4Q14 change from
($s in millions)	4Q14	3Q14	4Q13	3Q14		4Q13
				$	%	$	%
Service charges and fees	$144	$144	$152	$—	—%	$(8)	(5)%
Card fees	58	58	58	—	—	—	—
Trust and investment services fees	38	39	40	(1)	(3)	(2)	(5)
Foreign exchange and trade finance fees	25	26	24	(1)	(4)	1	4
Capital markets fees	25	22	18	3	14	7	39
Mortgage banking fees	16	21	20	(5)	(24)	(4)	(20)
Securities gains, net	1	2	25	(1)	(50)	(24)	(96)
Other income	32	29	42	3	10	(10)	(24)

Noninterest income	$339	$341	$379	$(2)	(1)%	$(40)	(11)%

Noninterest income of $339 million in the fourth quarter 2014 was up approximately $5 million relative to the third quarter of 2014 excluding a $7 million decrease in mortgage servicing rights valuation. Growth in capital markets fees and other income led the way, with all other categories relatively stable.

Noninterest income decreased $40 million from the fourth quarter 2013, largely as growth in capital markets and foreign exchange and trade finance fees was more than offset by a net $34 million reduction in securities gains and other income, and an $8 million decrease in service charges and fees, which included an estimated decrease of $11 million tied to the effect of a check posting-order change and the impact of the Chicago Divestiture. Additionally, mortgage banking and trust and investment services fees were lower.

Noninterest expense				4Q14 change from
($s in millions)	4Q14	3Q14	4Q13	3Q14		4Q13
				$	%	$	%
Salaries and employee benefits	$397	$409	$391	$(12)	(3)%	$6	2%
Outside services	106	106	101	—	—	5	5
Occupancy	81	77	83	4	5	(2)	(2)
Equipment expense	63	58	68	5	9	(5)	(7)
Amortization of software	43	38	32	5	13	11	34
Other operating expense	134	122	143	12	10	(9)	(6)

Total noninterest expense	$824	$810	$818	$14	2%	$6	1%
Restructuring charges and special items	33	21	26	12	57	7	27

Total noninterest expense, excluding restructuring charges and special items*	$791	$789	$792	$2	—	$(1)	—

Noninterest expense of $824 million in the fourth quarter 2014 increased $14 million from the third quarter 2014, largely reflecting a $12 million increase in restructuring charges and special items from the third quarter 2014.

Adjusted noninterest expense* remained broadly flat with the third quarter 2014, as a number of unusual items, largely in other operating expense, broadly offset while our savings initiatives helped to fund continued investments in the businesses to drive future revenue growth.

Citizens Financial Group, Inc.

Noninterest expense in the fourth quarter 2014 increased $6 million from the fourth quarter 2013, largely as higher amortization of software expense, salaries and employee benefits, and outside services costs were partially offset by a reduction in other operating expense, equipment expense and occupancy expense, as well as an estimated $21 million decrease related to the Chicago Divestiture. These results reflected a $7 million increase in restructuring charges and special items from the fourth quarter 2013.

Adjusted noninterest expense* was in-line with the fourth quarter 2013 as lower outside services and other expense was more than offset by an increase in salaries and employee benefits, occupancy, and amortization of software.

The company’s effective tax rate was 30.6% in the fourth quarter 2014, compared to 30.8% in the third quarter 2014, and 26.9% in the fourth quarter 2013.

Consumer Banking Segment				4Q14 change from
($s in millions)	4Q14	3Q14	4Q13	3Q14			4Q13
				$		%	$		%
Net interest income	$536	$532	$543	$4		1%	$(7)		(1)%
Noninterest income	218	226	235	(8)		(4)	(17)		(7)

Total revenue	754	758	778	(4)		(1)	(24)		(3)
Noninterest expense	611	609	638	2		—	(27)		(4)

Profit before provision for credit losses	143	149	140	(6)		(4)	3		2
Provision for credit losses	64	66	65	(2)		(3)	(1)		(2)

Income before income tax expense	79	83	75	(4)		(5)	4		5
Income tax expense	27	29	25	(2)		(7)	2		8

Net income	$52	$54	$50	$(2)		(4)%	$2		4%

Average balances
Total loans and leases (1)	$49,351	$47,848	$44,790	$1,503		3%	$4,561		10%
Total deposits	66,374	65,609	71,423	765		1%	(5,049)		(7)%

Key metrics
ROTCE (2)*	4.30%	4.57%	4.40%	(27	) bps		(10	) bps
Efficiency ratio*	81%	80%	82%	67	bps		(75	) bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level of common equity Tier 1 and then allocate that approximation to the segments based on economic capital.

Consumer Banking net income of $52 million for the fourth quarter 2014 decreased $2 million, or 4%, compared to the third quarter 2014, as the impact of lower revenues and higher expenses was partially offset by a decrease in provision for credit losses. Net interest income increased $4 million, or 1%, from the third quarter 2014, largely as the benefit of growth in auto, mortgage and student loans, coupled with improved loan yields, was partially offset by an increase in deposit costs. Noninterest income decreased $8 million, or 4%, from the third quarter of 2014, driven by a $5 million reduction in mortgage banking fees, which included a $7 million impact of a change in mortgage servicing rights valuation reserve, as well as lower card fees and other income. Noninterest expense of $611 million increased $2 million from the third quarter 2014, driven by increased advertising expense largely related to the launch of a new education refinance product, as well as higher occupancy and equipment expense. Provision for credit losses of $64 million decreased $2 million, or 3%, reflecting continued improvement in credit quality.

Net income of $52 million for the fourth quarter 2014 was relatively stable with the fourth quarter 2013, as a reduction in expenses offset the impact of lower revenue growth. Fourth quarter 2013 results included an estimated $32 million in revenue and $20 million

Citizens Financial Group, Inc.

in expense associated with the Chicago Divestiture. Consumer Banking total revenue decreased $24 million from the fourth quarter 2013, largely as an estimated $37 million net impact from the Chicago Divestiture and a check posting-order change, as well as the effect of the relatively persistent low-rate environment on net interest income, were partially offset by organic growth. Noninterest expense decreased $27 million, as the impact of the Chicago Divestiture and our focus on improving efficiency was partially offset by investment in the business. Provision for credit losses of $64 million remained relatively stable with the fourth quarter 2013, largely reflecting continued improvement in credit quality.

Commercial Banking Segment				4Q14 change from
($s in millions)	4Q14	3Q14	4Q13	3Q14			4Q13
				$		%	$		%
Net interest income	$283	$270	$260	$13		5%	$23		9%
Noninterest income	111	104	105	7		7	6		6

Total revenue	394	374	365	20		5	29		8
Noninterest expense	180	162	164	18		11	16		10

Profit before provision for credit losses	214	212	201	2		1	13		6
Provision for credit losses	1	—	14	1		—	(13)		(93)

Income before income tax expense	213	212	187	1		—	26		14
Income tax expense	73	73	64	—		—	9		14

Net income	$140	$139	$123	$1		1%	$17		14%

Average balances
Total loans and leases (1)	$38,926	$37,787	$35,684	$1,139		3%	$3,242		9%
Total deposits	22,500	20,985	17,623	1,515		7%	4,877		28%

Key metrics
ROTCE (2)*	12.76%	13.10%	12.10%	(34	) bps		66	bps
Efficiency ratio*	45%	43%	45%	213	bps		75	bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level for common equity Tier 1 and then allocate that approximation to the segments based on economic capital.

Commercial Banking net income of $140 million in the fourth quarter 2014 increased $1 million, or 1%, from the third quarter 2014 as total revenue growth of $20 million was partially offset by an $18 million increase in noninterest expense. Net interest income grew $13 million, or 5%, from the third quarter 2014, driven by a $1.1 billion increase in average loans led by the Mid-Corporate, Commercial Real Estate, Asset Finance, Healthcare, and Franchise Finance lines of businesses, as well as the benefit of robust deposit growth. Results include the purchase of a $400 million oil and gas reserve-based lending portfolio during the quarter, which increased average loans by $216 million. Noninterest income increased $7 million, or 7%, from the third quarter 2014, driven by growth in leasing, capital markets and card fees. Noninterest expense increased $18 million, or 11%, from the third quarter 2014, largely reflecting higher regulatory costs, depreciation expense on leased equipment, and incentive and recruiting expense. Provision for credit losses was $1 million for the fourth quarter 2014 as compared to zero in the prior quarter.

Fourth quarter 2014 net income increased $17 million, or 14%, compared to the fourth quarter 2013, as the benefit of a $29 million increase in total revenue and a $13 million decrease in provision for credit losses was partially offset by a $16 million increase in noninterest expense. Net interest income increased $23 million, or 9%, from the fourth quarter 2013, reflecting the benefit of a $3.2 billion increase in average loans and leases, driven by strength in Mid-Corporate, Commercial Real Estate, Asset Finance, Franchise Finance, Healthcare, Technology and Business Capital. Noninterest income increased $6 million, or 6%, from the fourth quarter

Citizens Financial Group, Inc.

2013, reflecting strong growth in capital markets particularly in loan syndications, as well as higher card fees and service charges, which were partially offset by lower interest rate product fees and leasing income. Noninterest expense increased $16 million, or 10%, from the fourth quarter 2013, reflecting increased salary and benefits costs, regulatory costs, and an operating lease residual write-down. Provision for credit losses decreased $13 million from the fourth quarter 2013, reflecting improvement in credit quality.

Other(1)				4Q14 change from
($s in millions)	4Q14	3Q14	4Q13	3Q14		4Q13
				$	%	$	%
Net interest income (expense)	$21	$18	$(24)	$3	17%	$45	188%
Noninterest income	10	11	39	(1)	(9)	(29)	(74)

Total revenue	31	29	15	2	7	16	107
Noninterest expense	33	39	16	(6)	(15)	17	106

Profit (loss) before provision for credit losses	(2)	(10)	(1)	8	80	(1)	(100)
Provision for credit losses	7	11	53	(4)	(36)	(46)	(87)

Income (loss) before income tax expense (benefit)	(9)	(21)	(54)	12	57	45	83
Income tax expense (benefit)	(14)	(17)	(33)	3	18	19	58

Net income (loss)	$5	$(4)	$(21)	$9	225%	$26	124%

Average balances
Total loans and leases (2)	$4,001	$4,218	$5,578	$(217)	(5)%	$(1,577)	(28)%
Total deposits	5,923	5,082	4,138	841	17%	1,785	43%

[1]	Includes the financial impact of non-core, liquidating loan portfolios and other non-core assets, our treasury activities, wholesale funding activities, securities portfolio, community development assets and other unallocated assets, liabilities, revenues, provision for credit losses and expenses not attributed to our Consumer Banking or Commercial Banking segments.
[2]	Includes held for sale.

Other recorded net income of $5 million in the fourth quarter 2014, compared to a net loss of $4 million in the third quarter 2014, reflecting the benefit of higher total revenue and lower noninterest and provision expense. Net interest income of $21 million increased $3 million from the prior quarter, driven by lower swap expense and higher investment securities interest, partially offset by increased wholesale funding. Noninterest expense of $33 million decreased $6 million from the third quarter 2014 despite a $12 million increase in restructuring charges and special items. Noninterest income of $10 million decreased $1 million from the third quarter 2014. Provision for credit losses in Other of $7 million in the fourth quarter 2014 included an $8 million reserve release, compared with $11 million of provision for credit losses in the third quarter 2014, which included an $11 million reserve release. Provision for credit losses within Other mainly represents the residual change in the consolidated allowance for credit losses after attributing the respective net charge-offs to the Consumer Banking and Commercial Banking segments, while also factoring in net charge-offs related to the non-core portfolio.

Other net income of $5 million in the fourth quarter improved from a net loss of $21 million in the fourth quarter of 2013, driven by residual funds transfer pricing, higher investment portfolio income, and lower swap costs, partially offset by higher funding costs, runoff of non-core loans, and runoff of purchased mortgages.

Consolidated balance sheet review(1)				4Q14 change from
($s in millions)	4Q14	3Q14	4Q13	3Q14			4Q13
				$		%	$		%
Total assets	$132,857	$131,341	$122,154	$1,516		1%	$10,703		9%
Loans and leases and loans held for sale	93,691	90,957	87,113	2,734		3	6,578		8
Deposits and deposits held for sale	95,707	93,463	92,180	2,244		2	3,527		4
Average interest-earning assets (quarterly)	118,730	117,196	108,972	1,534		1	9,758		9
Tangible common equity*	$12,806	$12,900	$12,662	(94)		(1)	144		1
Loan-to-deposit ratio (period-end)(2)	97.9%	97.3%	94.5%	57	bps		339	bps
Tier 1 common equity ratio(3)	12.4	12.9	13.5
Total capital ratio(3)	15.8%	16.1%	16.1%

[1]	Represents period-end unless otherwise noted.
[2]	Includes loans held for sale and deposits held for sale.
[3]	Current reporting period regulatory capital ratios are preliminary.

Citizens Financial Group, Inc.

Total assets of $132.9 billion increased $1.5 billion, or 1%, from September 30, 2014, driven by a $2.7 billion, or 3%, increase in loans and leases. Total assets increased $10.7 billion, or 9%, from December 31, 2013, largely reflecting a 19% increase in the securities portfolio and 9% increase in loans and leases.

Average interest-earning assets of $118.7 billion in the fourth quarter 2014 increased $1.5 billion, or 1%, from the prior quarter, driven by a $1.1 billion increase in commercial loans and leases, and a $1.3 billion increase in retail loans. Commercial loan growth was driven by strength in commercial and commercial real estate. During the fourth quarter, we acquired an oil and gas reserve-based commercial loan portfolio from RBS, with a total of $400 million in outstandings which increased average loans by $216 million during the quarter. Retail loan growth was driven by higher auto, residential mortgage and student loans balances, which were partially offset by lower home equity balances and a reduction in the non-core portfolio. Average interest-earning assets increased $9.8 billion, or 9%, from the fourth quarter 2013, driven by a $3.5 billion increase in investments and interest-bearing deposits, a $2.7 billion increase in commercial loans and leases, and a $3.5 billion increase in retail loans, as growth in auto and mortgage was partially offset by lower home equity outstandings and a reduction in the non-core portfolio.

Interest-earning assets				4Q14 change from
($s in millions)	4Q14	3Q14	4Q13	3Q14		4Q13
				$	%	$	%
Period-end interest-earning assets
Investments and interest-bearing deposits	$27,151	$27,036	$22,829	$115	—%	$4,322	19%
Loans and leases
Commercial loans and leases	43,226	41,470	39,395	1,756	4	3,831	10
Retail loans	50,184	49,279	46,464	905	2	3,720	8
Total loans and leases	93,410	90,749	85,859	2,661	3	7,551	9
Loans held for sale	256	205	176	51	25	80	45
Other loans held for sale	25	3	1,078	22	733	(1,053)	(98)
Total loans and leases and loans held for sale	93,691	90,957	87,113	2,734	3	6,578	8

Total period-end interest-earning assets	$120,842	$117,993	$109,942	$2,849	2%	$10,900	10%

Average interest-earning assets
Investments and interest-bearing deposits	$26,452	$27,343	$22,920	(891)	(3)	3,532	15
Loans and leases
Commercial loans and leases	42,263	41,191	39,536	1,072	3	2,727	7
Retail loans	49,782	48,459	46,280	1,323	3	3,502	8
Total loans and leases	92,045	89,650	85,816	2,395	3	6,229	7
Loans held for sale	213	176	224	37	21	(11)	(5)
Other loans held for sale	20	27	12	(7)	(26)	8	67
Total loans and leases and loans held for sale	92,278	89,853	86,052	2,425	3	6,226	7

Total average interest-earning assets	$118,730	$117,196	$108,972	$1,534	1%	$9,758	9%

Investments and interest-bearing deposits of $27.2 billion as of December 31, 2014 increased $115 million from September 30, 2014, despite a $966 million decrease in cash held at the Federal Reserve Bank. Investments and interest-bearing deposits increased $4.3 billion, or 19%, from December 31, 2013, largely related to the addition of high-quality, fixed-rate securities. At the end of the fourth quarter 2014 the average effective duration of the securities portfolio decreased to 3.5 years, compared with 4.0 years at September 30, 2014, and 4.1 years at December 31, 2013, largely reflecting a decrease in long-term rates, which drove increased prepayment speeds.

Period-end loans and leases of $93.4 billion at December 31, 2014 increased $2.7 billion from $90.7 billion at September 30, 2014, and increased $7.6 billion from $85.9 billion at December 31, 2013. The linked quarter increase was driven by a $1.8 billion increase in commercial loans and leases and a $905 million increase in retail loans. Commercial loan and lease growth reflected commercial

Citizens Financial Group, Inc.

loan growth of $1.1 billion, which included the previously mentioned purchase of $400 million in commercial loans, as well as a $570 million increase in commercial real estate and higher lease outstandings. Retail loan growth was driven by a $626 million increase in auto, a $567 million increase in residential mortgage, and a $187 million increase in student, partially offset by a reduction in home equity outstandings, including continued runoff in the non-core portfolio. During the quarter we purchased $415 million of auto loans and $493 million of residential mortgages.

Period-end loans and leases, excluding loans and leases held for sale, increased $7.6 billion from December 31, 2013 reflecting a $3.8 billion increase in commercial loans and leases and a $3.7 billion increase in retail loans. Commercial loan growth reflected growth in all categories. Retail loan growth was driven by a $3.3 billion increase in auto and a $2.1 billion increase in residential mortgage, partially offset by a $1.5 billion in home equity outstandings, including continued runoff in the non-core portfolio. During 2014 we purchased $2.0 billion of mortgages, $1.7 billion of auto loans, and a net $99 million of commercial loans, and sold a net $287 million of student loans.

Average loans and leases of $92.0 billion increased $2.4 billion from the third quarter 2014, driven by higher commercial, auto, and residential mortgage balances. Results also reflected a $175 million decrease in the non-core loan portfolio. Average loans and leases increased $6.2 billion from the fourth quarter 2013, driven by commercial loan growth, and an increase in residential mortgage, and auto loans, which were partially offset by a decrease in home equity outstandings and a reduction in the non-core loan portfolio.

Deposits				4Q14 change from
($s in millions)	4Q14	3Q14	4Q13	3Q14		4Q13
				$	%	$	%
Period-end deposits
Demand deposits	$26,086	$25,877	$24,931	$209	1%	$1,155	5%
Checking with interest	16,394	15,449	13,630	945	6	2,764	20
Savings	7,824	7,655	7,509	169	2	315	4
Money market accounts	33,345	32,870	31,245	475	1	2,100	7
Term deposits	12,058	11,612	9,588	446	4	2,470	26

Total deposits	95,707	93,463	86,903	2,244	2	8,804	10
Deposits held for sale	—	—	5,277	—	NM	(5,277)	(100)

Total deposits and deposits held for sale	$95,707	$93,463	$92,180	$2,244	2%	$3,527	4%

Average deposits
Total average deposits	$94,797	$91,676	$93,184	$3,121	3%	$1,613	2%

Period-end total deposits at December 31, 2014 of $95.7 billion increased $2.2 billion from September 30, 2014, reflecting growth in every category with particular strength in checking with interest, money market, and term deposits. Fourth quarter 2014 period-end total deposits increased $8.8 billion compared with December 31, 2013, driven by growth in term deposits, checking with interest, money market and demand deposits. Period-end deposits held for sale at December 31, 2014 decreased $5.3 billion from December 31, 2013, related to the Chicago Divestiture. Fourth quarter 2014 average deposits of $94.8 billion increased $3.1 billion from the third quarter 2014, and $1.6 billion from the fourth quarter 2013, with particular strength in checking with interest and term deposits.

Citizens Financial Group, Inc.

Borrowed funds				4Q14 change from
($s in millions)	4Q14	3Q14	4Q13	3Q14		4Q13
				$	%	$	%
Period-end borrowed funds
Federal funds purchased and securities sold under agreements to repurchase	$4,276	$5,184	$4,791	$(908)	(18)%	$(515)	(11)%
Other short-term borrowed funds	6,253	6,715	2,251	(462)	(7)	4,002	178
Long-term borrowed funds	4,642	2,062	1,405	2,580	125	3,237	230

Total borrowed funds	$15,171	$13,961	$8,447	$1,210	9	$6,724	80

Average borrowed funds	$14,028	$14,996	$5,670	$(968)	(6)%	$8,358	147%

Total borrowed funds of $15.2 billion at December 31, 2014 increased $1.2 billion from September 30, 2014, driven by a $2.6 billion increase in long-term borrowed funds reflecting the December 1, 2014 issuance of $1.5 billion in senior notes, and a $334 million increase in subordinated debt as well as $748 million in term Federal Home Loan Bank advances. These results also reflected a $1.4 billion reduction in securities sold under agreements to repurchase and other short-term borrowed funds. Total borrowed funds increased $6.7 billion from the end of the fourth quarter 2013, as we utilized borrowing capacity to fund balance sheet growth and replace deposits sold in connection with the Chicago Divestiture. Average borrowed funds of $14.0 billion decreased $968 million from the third quarter 2014, and increased $8.4 billion from the fourth quarter 2013.

Capital(1)				4Q14 change from
($s in millions)	4Q14	3Q14	4Q13	3Q14		4Q13
				$	%	$	%
Period-end capital
Common stockholder’s equity	$19,268	$19,383	$19,196	$(115)	(1)%	$72	—%
Tangible common equity*	$12,806	$12,900	$12,662	$(94)	(1)%	$144	1%
Tier 1 capital ratio	12.4%	12.9%	13.5%
Total capital ratio	15.8	16.1	16.1
Leverage ratio	10.6	10.9	11.6
Tier 1 common equity ratio	12.4	12.9	13.5
Memo: pro forma Basel III common equity tier 1 capital ratio*	12.1%	12.5%	13.1%

[1]	Current reporting period regulatory capital ratios are preliminary.

Capital ratios at December 31, 2014 remained well in excess of applicable regulatory requirements, with a total risk-based capital ratio of 15.8%, and a Tier 1 common equity ratio of 12.4%. The Tier 1 common equity ratio decreased from 12.9% at the end of the third quarter of 2014, and 13.5% at the end of the fourth quarter 2013. The change in this ratio reflects progress against our objective to realign our capital profile to achieve a capital profile more consistent with that of peer regional banks, while maintaining a strong capital base to support our growth aspirations, strategy, and risk appetite.

On October 8, 2014, we executed a capital transaction with RBS which involved the issuance of $334 million of 10-year subordinated notes at a rate of 4.082%, and the simultaneous repurchase of 14,297,761 shares of our common stock from RBS at an average price of $23.36 per share.

Citizens Financial Group, Inc.

Credit quality review				4Q14 change from
($s in millions)	4Q14	3Q14	4Q13	3Q14			4Q13
				$		%	$		%
Nonperforming loans and leases	$1,101	$1,079	$1,416	$22		2%	$(315)		(22)%
Accruing loans past due 90 days or more	9	8	33	1		13	(24)		(73)
Net charge-offs	80	88	115	(8)		(9)	(35)		(30)
Provision for credit losses	72	77	132	(5)		(6)	(60)		(45)
Allowance for loan and lease losses	$1,195	$1,201	$1,221	$(6)		—%	$(26)		(2)%
Total nonperforming loans and leases as a % of total loans and leases	1.18%	1.19%	1.65%	(1	) bps		(47	) bps
Net charge-offs as % of total loans and leases	0.35	0.38	0.53	(3	) bps		(18	) bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	108.51%	111.30%	86.17%	(279	) bps		2,234	bps

Credit quality during the quarter remained strong with relatively low levels of charge-offs and nonperforming loans and leases. Nonperforming loans and leases of $1.1 billion at December 31, 2014 increased $22 million from September 30, 2014, as a $34 million increase in retail products was partially offset by a $12 million decrease in commercial products. Nonperforming loans and leases to total loans and leases of 1.18% at December 31, 2014 remained relatively stable compared to 1.19% at September 30, 2014, and decreased 47 basis points from 1.65% at December 31, 2013. Nonperforming loans and leases of $1.1 billion decreased $315 million, or 22%, from the fourth quarter 2013, largely driven by improvement in home equity, commercial loans, residential mortgages, and student.

Nonperforming non-core loans totaled $184 million in the fourth quarter 2014, compared with $193 million in the third quarter 2014, and $238 million in the fourth quarter 2013. Nonperforming non-core loans to total non-core loans of 6.1% at December 31, 2014, compared with 6.0% at September 30, 2014, and 6.3% at December 31, 2013. Troubled debt restructured loans of $1.4 billion included $1.2 billion of retail loans and $176 million of commercial loans, and non performing TDRs represented 39% of total nonperforming loans and leases, compared to 40% for September 30, 2014, and 42% for December 31, 2013.

Net charge-offs of $80 million, or 35 basis points of total loans and leases, in the fourth quarter 2014 decreased $8 million from $88 million, or 38 basis points, in the third quarter of 2014. Retail product net charge-offs of $78 million decreased $6 million from $84 million in the third quarter 2014, as a reduction in real estate secured loans was partially offset by an increase in auto and student net charge-offs. Commercial product net charge-offs were $2 million in the fourth quarter 2014 compared with $4 million in the third quarter 2014. These results included non-core net charge-offs of $15 million in the fourth quarter 2014 compared to $22 million in the third quarter 2014, and $35 million in the fourth quarter 2013. Annualized non-core net charge-offs to total average non-core loans and leases of 1.92% in the fourth quarter 2014, compared with 2.52% in the third quarter 2014, and 3.59% in the fourth quarter 2013.

Provision for credit losses of $72 million in the fourth quarter 2014 decreased $5 million from the third quarter 2014, as the benefit of continued improvement in asset quality and a reduction in net charge-offs was somewhat offset by the effect of loan growth. Fourth quarter 2014 results included an $8 million reserve release, compared with an $11 million reserve release in the third quarter 2014. Provision for credit losses decreased $60 million from the fourth quarter 2013, reflecting improved credit quality. The total provision for credit losses includes the provision for loan and lease losses as well as the provision for unfunded commitments.

Citizens Financial Group, Inc.

The allowance for loan and lease losses of $1.2 billion remained relatively stable compared to the third quarter 2014, and decreased $26 million, or 2%, from the fourth quarter 2013, reflecting continued improvement in overall credit quality, including an $85 million reduction in allowance for non-core loans from the fourth quarter 2013. Allowance for loan and lease losses to non-performing loans and leases ratio was 109% as of December 31, 2014, compared with 111% as of September 30, 2014, and 86% as of December 31, 2013. Excluding non-performing loans and leases that had been written down to a net realizable value, the allowance to nonperforming loans ratio was 250% at December 31, 2014, compared with 263% at September 30, 2014, and 151% at December 31, 2013.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.

Media:	Jim Hughes - 781.751.5404
Investors:	Ellen A. Taylor - 203.897.4240

Conference Call

CFG management will host a live conference call today with details as follows:

Time:	8:30 am ET

Dial-in:	Individuals may call in by dialing (800) 230-1085, conference ID 347713

Webcast/Presentation:	The live webcast will be available at http://www.citizensbank.com/investor-relations, under Events

Replay Information:	A replay of the conference call will be available beginning at 10:30 am ET on January 26 through February 26, 2015. Please dial 800-475-6701 and enter access code # 347713. The webcast replay will be available at http://www.citizensbank.com/investor-relations.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $132.9 billion in assets as of December 31, 2014. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In

Citizens Financial Group, Inc.

Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank and Charter One branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance.

Citizens operates through its subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The table below presents reconciliations of certain non-GAAP measures. These reconciliations exclude goodwill impairment, restructuring charges and/or special items, which are usually included, where applicable, in the financial results presented in accordance with GAAP. Special items include regulatory expenses and expenses relating to our initial public offering.

The non-GAAP measures set forth below include “total revenue”, “noninterest income”,” noninterest expense”, “pre-provision profit”, “income before income tax expense (benefit)”, “income tax expense (benefit)”, “net income (loss)”, “salaries and employee benefits”, “outside services”, “occupancy”, “equipment expense”, “amortization of software”, “other operating expense”, “net income (loss) per average common share”, “return of average common equity” and “return on average total assets”. In addition, we present computations for “tangible common equity (period-end)’, “pro forma Basel III common equity tier 1 capital”, “return on average tangible common equity”, “return on average total tangible assets” and “efficiency ratio” as part of our non-GAAP measures.”

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe goodwill impairment, restructuring charges and special items in any period do not reflect the operational performance of the business in that period and, accordingly, it is useful to consider these line items with and without goodwill impairment, restructuring charges and special items. We believe this presentation also increases comparability of period-to-period results.

We also consider pro forma capital ratios defined by banking regulators but not effective at each period end to be non-GAAP financial measures. Since analysts and banking regulators may assess our capital adequacy using these pro forma ratios, we believe they are useful to provide investors the ability to assess our capital adequacy on the same basis.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Citizens Financial Group, Inc.

Non-GAAP Reconciliation

(Excluding restructuring charges and special items)

$s in millions, except per share data

		QUARTERLY TRENDS					FULL YEAR
		4Q14	3Q14	2Q14	1Q14	4Q13	2014	2013
Noninterest income, excluding special items:
Noninterest income (GAAP)	A	$339	$341	$640	$358	$379	$1,678	$1,632
Less: Special items - Chicago gain		—	—	288	—	—	288	—

Noninterest income, excluding special items (non-GAAP)	B	$339	$341	$352	$358	$379	$1,390	$1,632

Total revenue, excluding special items:
Total revenue (GAAP)	C	$1,179	$1,161	$1,473	$1,166	$1,158	$4,979	$4,690
Less: Special items - Chicago gain		—	—	288	—	—	288	—

Total revenue, excluding special items (non-GAAP)	D	$1,179	$1,161	$1,185	$1,166	$1,158	$4,691	$4,690

Noninterest expense, excluding restructuring charges and special
Noninterest expense (GAAP)	E	$824	$810	$948	$810	$818	$3,392	$7,679
Less: Restructuring charges and special expense items	JJ	33	21	115	—	26	169	4,461

Noninterest expense, excluding restructuring charges and special items (non-GAAP)	F	$791	$789	$833	$810	$792	$3,223	$3,218

Net income (loss), excluding restructuring charges and special
Net income (loss) (GAAP)	G	$197	$189	$313	$166	$152	$865	($3,426)
Add: Restructuring charges and special items, net of income tax expense (benefit)		20	13	(108)	—	17	(75)	4,097

Net income (loss), excluding restructuring charges and special items (non-GAAP)	H	$217	$202	$205	$166	$169	$790	$671

Return on average common equity, excluding restructuring charges and special items:
Average common equity (GAAP)	I	$19,209	$19,411	$19,607	$19,370	$19,364	$19,399	$21,834
Return on average common equity, excluding restructuring charges and special items (non-GAAP)	H/I	4.48%	4.14%	4.19%	3.48%	3.47%	4.07%	3.08%

Return on average tangible common equity and return on average tangible common equity, excluding restructuring charges and
Average common equity (GAAP)	I	$19,209	$19,411	$19,607	$19,370	$19,364	$19,399	$21,834
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	6,876	9,063
Less: Average other intangibles (GAAP)		6	6	7	7	8	7	9
Add: Average deferred tax liabilities related to goodwill (GAAP)		403	384	369	351	342	377	459

Average tangible common equity (non-GAAP)	J	$12,730	$12,913	$13,093	$12,838	$12,822	$12,893	$13,221

Return on average tangible common equity (non-GAAP)	G/J	6.12%	5.81%	9.59%	5.24%	4.71%	6.71%	(25.91)%
Return on average tangible common equity, excluding restructuring charges and special items (non-GAAP)	H/J	6.76%	6.22%	6.28%	5.24%	5.24%	6.13%	5.08%

Return on average total assets, excluding restructuring charges and special items:
Average total assets (GAAP)	K	$130,671	$128,691	$127,148	$123,904	$120,393	$127,624	$120,866
Return on average total assets, excluding restructuring charges and special items (non-GAAP)	H/K	0.66%	0.62%	0.65%	0.54%	0.56%	0.62%	0.56%

Return on average total tangible assets and return on average total tangible assets, excluding restructuring charges and special items:
Average total assets (GAAP)	K	$130,671	$128,691	$127,148	$123,904	$120,393	$127,624	$120,866
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	6,876	9,063
Less: Average other intangibles (GAAP)		6	6	7	7	8	7	9
Add: Average deferred tax liabilities related to goodwill (GAAP)		403	384	369	351	342	377	459

Average tangible assets (non-GAAP)	L	$124,192	$122,193	$120,634	$117,372	$113,851	$121,118	$112,253

Return on average total tangible assets (non-GAAP)	G/L	0.63%	0.61%	1.04%	0.57%	0.53%	0.71%	(3.05)%
Return on average total tangible assets, excluding restructuring charges and special items (non-GAAP)	H/L	0.69%	0.66%	0.68%	0.57%	0.59%	0.65%	0.60%

Citizens Financial Group, Inc.

Non-GAAP Reconciliation

(Excluding restructuring charges and special items)

$s in millions, except per share data

		QUARTERLY TRENDS					FULL YEAR
		4Q14	3Q14	2Q14	1Q14	4Q13	2014	2013
Efficiency ratio and efficiency ratio, excluding restructuring charges and special items:
Net interest income (GAAP)		$840	$820	$833	$808	$779	$3,301	$3,058
Add: Noninterest income (GAAP)		339	341	640	358	379	1,678	1,632

Total revenue (GAAP)	C	$1,179	$1,161	$1,473	$1,166	$1,158	$4,979	$4,690

Efficiency ratio (non-GAAP)	E/C	69.88%	69.84%	64.33%	69.43%	70.62%	68.12%	163.73%
Efficiency ratio, excluding restructuring charges and special items (non-GAAP)	F/D	67.11%	68.02%	70.23%	69.43%	68.35%	68.70%	68.61%
Net income (loss) per average common share - basic and diluted, excluding restructuring charges and special items:
Average common shares outstanding - basic (GAAP)	M	546,810,009	559,998,324	559,998,324	559,998,324	559,998,324	556,674,146	559,998,324
Average common shares outstanding - diluted (GAAP)	N	550,676,298	560,243,747	559,998,324	559,998,324	559,998,324	557,724,936	559,998,324
Net income (loss) applicable to common stockholders (GAAP)	O	197	189	313	166	152	865	(3,426)
Net income (loss) per average common share - basic (GAAP)	O/M	0.36	0.34	0.56	0.30	0.27	1.55	(6.12)
Net income (loss) per average common share - diluted (GAAP)	O/N	0.36	0.34	0.56	0.30	0.27	1.55	(6.12)
Net income (loss) applicable to common stockholders, excluding restructuring charges and special items (non-GAAP)	P	217	202	205	166	169	790	671
Net income per average common share - basic, excluding restructuring charges and special items (non-GAAP)	P/M	0.40	0.36	0.37	0.30	0.30	1.42	1.20
Net income per average common share - diluted, excluding restructuring charges and special items (non-GAAP)	P/N	0.39	0.36	0.37	0.30	0.30	1.42	1.20
Pro forma Basel III common equity Tier 1 capital ratio:
Tier 1 common capital (regulatory)		$13,173	$13,330	$13,448	$13,460	$13,301
Change in DTA and other threshold deductions (GAAP)		(6)	(5)	(7)	(7)	6

Basel III common equity Tier 1 (non-GAAP)	Q	$13,179	$13,335	$13,455	$13,467	$13,295

Risk-weighted assets (regulatory general risk weight approach)		105,964	103,207	101,397	100,368	98,634
Net change in credit and other risk-weighted assets (regulatory)		2,882	3,207	2,383	2,450	2,687

Basel III standardized approach risk-weighted assets (non-GAAP)	R	$108,846	$106,414	$103,780	$102,818	$101,321

Pro forma Basel III common equity Tier 1 capital ratio (non-GAAP)	Q/R	12.1%	12.5%	13.0%	13.1%	13.1%
Salaries and employee benefits, excluding restructuring charges and special items:
Salaries and employee benefits (GAAP)	S	$397	$409	$467	$405	$391	$1,678	$1,652
Less: Restructuring charges and special items		1	—	43	—	5	44	5

Salaries and employee benefits, excluding restructuring charges and special items (non-GAAP)	T	$396	$409	$424	$405	$386	$1,634	$1,647

Outside services, excluding restructuring charges and special items:
Outside services (GAAP)	U	$106	$106	$125	$83	$101	$420	$360
Less: Restructuring charges and special items		18	19	41	—	—	78	—

Outside services, excluding restructuring charges and special items (non-GAAP)	V	$88	$87	$84	$83	$101	$342	$360

Occupancy, excluding restructuring charges and special items:
Occupancy (GAAP)	W	$81	$77	$87	$81	$83	$326	$327
Less: Restructuring charges and special items		5	2	9	—	11	16	11

Occupancy, excluding restructuring charges and special items (non-GAAP)	X	$76	$75	$78	$81	$72	$310	$316

Equipment expense, excluding restructuring charges and special items:
Equipment expense (GAAP)	Y	$63	$58	$65	$64	$68	$250	$275
Less: Restructuring charges and special items		1	—	3	—	7	4	7

Equipment expense, excluding restructuring charges and special items (non-GAAP)	Z	$62	$58	$62	$64	$61	$246	$268

Citizens Financial Group, Inc.

Non-GAAP Reconciliation

(Excluding restructuring charges and special items)

$s in millions, except per share data

		QUARTERLY TRENDS					FULL YEAR
		4Q14	3Q14	2Q14	1Q14	4Q13	2014	2013
Amortization of software, excluding restructuring charges and special items:
Amortization of software	AA	$43	$38	$33	$31	$32	$145	$102
Less: Restructuring charges and special items		6	—	—	—	—	6	—

Amortization of software, excluding restructuring charges and special items (non-GAAP)	BB	$37	$38	$33	$31	$32	$139	$102

Other operating expense, excluding restructuring charges and special items:
Other operating expense (GAAP)	CC	$134	$122	$171	$146	$143	$573	$528
Less: Restructuring charges and special items		2	—	19	—	3	21	3

Other operating expense, excluding restructuring charges and special items (non-GAAP)	DD	$132	$122	$152	$146	$140	$552	$525

Pre-provision profit, excluding restructuring charges and special items:
Total revenue, excluding restructuring charges and special items (non-GAAP)	D	$1,179	$1,161	$1,185	$1,166	$1,158	$4,691	$4,690
Less: Noninterest expense, excluding restructuring charges and special items (non-GAAP)	F	791	789	833	810	792	3,223	3,218

Pre-provision profit, excluding restructuring charges and special items (non-GAAP)	EE	$388	$372	$352	$356	$366	$1,468	$1,472

Income before income tax expense (benefit), excluding restructuring charges and special items:
Income before income tax expense (benefit) (GAAP)	FF	$283	$274	$476	$235	$208	$1,268	($3,468)
Less: Income before income tax expense (benefit) related to restructuring charges and special items (GAAP)		(33)	(21)	173	—	(26)	119	(4,461)

Income before income tax expense (benefit), excluding restructuring charges and special items (non-GAAP)	GG	$316	$295	$303	$235	$234	$1,149	$993

Income tax expense (benefit), excluding restructuring charges and special items:
Income tax expense (benefit) (GAAP)	HH	$86	$85	$163	$69	$56	$403	($42)
Less: Income tax (benefit) related to restructuring charges and special items (GAAP)		(13)	(8)	65	—	(9)	44	(364)

Income tax expense (benefit), excluding restructuring charges and special items (non-GAAP)	II	$99	$93	$98	$69	$65	$359	$322

Restructuring charges and special expense items include:
Goodwill impairment		—	—	—	—	—	—	$4,435
Restructuring charges		10	1	103	—	26	114	26
Special items		23	20	12	—	—	55	—

Restructuring charges and special expense items	JJ	$33	$21	$115	$0	$26	$169	$4,461

Tangible Common Equity (period-end):
Stockholders’ equity		$19,268	$19,383	$19,597	$19,442	$19,196	$19,268	$19,196
Less: Goodwill		(6,876)	(6,876)	(6,876)	(6,876)	(6,876)	(6,876)	(6,876)
Less: Other intangible assets		(6)	(6)	(7)	(7)	(8)	(6)	(8)
Add: Deferred tax liabilities		420	399	384	366	350	420	350

Total tangible common equity	KK	$12,806	$12,900	$13,098	$12,925	$12,662	$12,806	$12,662

Citizens Financial Group, Inc.

NON-GAAP MEASURES - SEGMENTS

(dollars in millions)

		Three Months Ended December 31, 2014				Three Months Ended September 30, 2014
		Consumer	Commercial			Consumer	Commercial
		Banking	Banking	Other	Consolidated	Banking	Banking	Other	Consolidated
Net income (loss) (GAAP)	A	$52	$140	$5	$197	$54	$139	($4)	$189
Return on average tangible common equity
Average common equity (GAAP)	B	$4,756	$4,334	$10,119	$19,209	$4,685	$4,205	$10,521	$19,411
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	6	6	—	—	6	6
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	403	403	—	—	384	384

Average tangible common equity (non-GAAP)	C	$4,756	$4,334	$3,640	$12,730	$4,685	$4,205	$4,023	$12,913

Return on average tangible common equity (non-GAAP)	A/C	4.30%	12.76%	NM	6.12%	4.57%	13.10%	NM	5.81%
Return on average total tangible assets
Average total assets (GAAP)	D	$50,546	$40,061	$40,064	$130,671	$49,012	$38,854	$40,825	$128,691
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	6	6	—	—	6	6
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	403	403	—	—	384	384

Average tangible assets (non-GAAP)	E	$50,546	$40,061	$33,585	$124,192	$49,012	$38,854	$34,327	$122,193

Return on average total tangible assets (non-GAAP)	A/E	0.40%	1.38%	NM	0.63%	0.44%	1.42%	NM	0.61%
Efficiency ratio
Noninterest expense (GAAP)	F	$611	$180	$33	$824	$609	$162	$39	$810
Net interest income (GAAP)		536	283	21	840	532	270	18	820
Noninterest income (GAAP)		218	111	10	339	226	104	11	341

Total revenue	G	$754	$394	$31	$1,179	$758	$374	$29	$1,161

Efficiency ratio (non-GAAP)	F/G	81.09%	45.48%	NM	69.88%	80.42%	43.35%	NM	69.84%

		Three Months Ended June 30, 2014				Three Months Ended March 31, 2014
		Consumer	Commercial			Consumer	Commercial
		Banking	Banking	Other	Consolidated	Banking	Banking	Other	Consolidated
Net income (loss) (GAAP)	A	$44	$141	$128	$313	$32	$141	($7)	$166
Return on average tangible common equity
Average common equity (GAAP)	B	$4,640	$4,129	$10,838	$19,607	$4,568	$4,023	$10,779	$19,370
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	7	7	—	—	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	369	369	—	—	351	351

Average tangible common equity (non-GAAP)	C	$4,640	$4,129	$4,324	$13,093	$4,568	$4,023	$4,247	$12,838

Return on average tangible common equity (non-GAAP)	A/C	3.87%	13.78%	NM	9.59%	2.81%	14.17%	NM	5.24%
Return on average total tangible assets
Average total assets (GAAP)	D	$48,556	$38,022	$40,570	$127,148	$47,610	$36,955	$39,339	$123,904
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	7	7	—	—	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	369	369	—	—	351	351

Average tangible assets (non-GAAP)	E	$48,556	$38,022	$34,056	$120,634	$47,610	$36,955	$32,807	$117,372

Return on average total tangible assets (non-GAAP)	A/E	0.37%	1.50%	NM	1.04%	0.27%	1.54%	NM	0.57%
Efficiency ratio
Noninterest expense (GAAP)	F	$655	$157	$136	$948	$638	$153	$19	$810
Net interest income (GAAP)		546	264	23	833	537	256	15	808
Noninterest income (GAAP)		236	107	297	640	219	107	32	358

Total revenue	G	$782	$371	$320	$1,473	$756	$363	$47	$1,166

Efficiency ratio (non-GAAP)	F/G	83.61%	42.36%	NM	64.33%	84.39%	42.13%	NM	69.43%

		Three Months Ended December 31, 2013
		Consumer	Commercial
		Banking	Banking	Other	Consolidated
Net income (loss) (GAAP)	A	$50	$123	($21)	$152
Return on average tangible common equity
Average common equity (GAAP)	B	$4,448	$3,978	$10,938	$19,364
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	8	8
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	342	342

Average tangible common equity (non-GAAP)	C	$4,448	$3,978	$4,396	$12,822

Return on average tangible common equity (non-GAAP)	A/C	4.40%	12.10%	NM	4.71%
Return on average total tangible assets
Average total assets (GAAP)	D	$46,225	$36,094	$38,074	$120,393
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	8	8
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	342	342

Average tangible assets (non-GAAP)	E	$46,225	$36,094	$31,532	$113,851

Return on average total tangible assets (non-GAAP)	A/E	0.42%	1.33%	NM	0.53%
Efficiency ratio
Noninterest expense (GAAP)	F	$638	$164	$16	$818
Net interest income (GAAP)		543	260	(24)	779
Noninterest income (GAAP)		235	105	39	379

Total revenue	G	$778	$365	$15	$1,158

Efficiency ratio (non-GAAP)	F/G	81.84%	44.73%	NM	70.62%

Citizens Financial Group, Inc.

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Statements regarding potential future share repurchases and future dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•	negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	the rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	liabilities resulting from litigation and regulatory investigations;

•	our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	the effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber attacks;

•	management’s ability to identify and manage these and other risks; and

Citizens Financial Group, Inc.

•	any failure by us to successfully replicate or replace certain functions, systems and infrastructure provided by RBS.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends. In addition, the timing and manner of the sale of RBS’s remaining ownership of our common stock remains uncertain, and we have no control over the manner in which RBS may seek to divest such remaining shares. Any such sale would impact the price of our shares of common stock.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Registration Statement on Form S-1 filed with the United States Securities and Exchange Commission and declared effective on September 23, 2014.

Note: Percentage changes, per share amounts, and ratios presented in this document are calculated using whole dollars.

CFG-IR